                                                  Filed Pursuant to Rule 424(b)5
                                                      Registration No. 333-42563

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 24, 1997)

                                 500,000 Shares
                       INDIANAPOLIS POWER & LIGHT COMPANY
                    Cumulative Preferred Stock, 5.65% Series

                                 $100 Par Value
                             ---------------------

    The Cumulative Preferred Stock, 5.65% Series, $100 par value (the "New Preferred Stock"), of Indianapolis Power & Light Company (the "Company") offered hereby will be redeemable, subject to certain restrictions, in whole or in part, at any time on or after January 1, 2008, at the option of the Company upon at least 30 days notice at prices set forth herein, plus accrued and unpaid dividends to the date of redemption. The amount of dividends payable in respect of the New Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends-received deduction. See "Certain Terms of the New Preferred Stock--Dividends on the New Preferred Stock" herein.

    The New Preferred Stock will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the New Preferred Stock will be shown on, and transfer thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described in this Prospectus Supplement or in the accompanying Prospectus, the New Preferred Stock in certificated form will not be issued in exchange for the global certificates. See "Description of the New Preferred Stock--Book-Entry Only" in the accompanying Prospectus.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
         OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                                                                            UNDERWRITING
                                                                           DISCOUNTS AND        PROCEEDS TO
                                                     PRICE TO PUBLIC(1)    COMMISSIONS(2)        COMPANY(3)
Per Share..........................................       $100.00              $.875              $99.125
Total..............................................     $50,000,000           $437,500          $49,562,500

------------------------

(1) Plus accrued dividends from date of original issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses estimated at $69,750 which are payable by the Company.

                            ------------------------

    The shares of New Preferred Stock are offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of the New Preferred Stock will be made only in book-entry form through the facilities of DTC on or about January 13, 1998 against payment therefor in immediately available funds.

SBC Warburg Dillon Read Inc.                                 Merrill Lynch & Co.

           The date of this Prospectus Supplement is January 7, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE SECURITIES OFFERED HEREBY TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    The following summary information is qualified in its entirety by the more detailed information and financial statements set forth in and incorporated by reference in the Prospectus and in this Prospectus Supplement.

                       INDIANAPOLIS POWER & LIGHT COMPANY

Business.....................................  Electric Utility
Service Area.................................  City of Indianapolis and surrounding area
Estimated Population of Service Area (as of
  December 31, 1996).........................  873,750
Customers (as of December 31, 1996)..........  414,392
Source of Operating Revenues (12 Months ended
  December 31, 1996).........................  95.1% electric and 4.9% steam
Kilowatt-hour Generation by Fuel Type (12
  Months ended December 31, 1996)............  99.8% coal, .1% middle distillate fuel oil and .1% gas

                                  THE OFFERING

Securities to be Offered.....................  500,000 shares of Cumulative Preferred Stock,
                                               5.65% Series, $100 par value

Dividend Payment Dates.......................  January 1, April 1, July 1 and October 1,
                                               commencing April 1, 1998

Use of Proceeds..............................  Reimbursement of the Company's treasury for costs associated with the tender offer for
                                               certain outstanding series of the Cumulative
                                               Preferred Stock of the Company by IPALCO
                                               Enterprises, Inc., the Company's parent
                                               ("IPALCO"), and redemption of the Company's
                                               outstanding 6.0% and 8.20% Series of
                                               Cumulative Preferred Stock, to repay
                                               unsecured promissory notes and for general
                                               corporate purposes

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The selected financial information of the Company set forth below for fiscal years 1992 through 1996 has been derived from and should be read in conjunction with the audited financial statements and other financial information contained or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which is incorporated by reference herein. The selected financial information of the Company set forth below as of September 30, 1997, has been derived from the unaudited financial statements of the Company. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein.

                                                             YEAR ENDED DECEMBER 31,                       NINE MONTHS
                                            ----------------------------------------------------------        ENDED
                                               1992        1993        1994        1995        1996     SEPTEMBER 30, 1997
                                            ----------  ----------  ----------  ----------  ----------  ------------------
                                                          (IN THOUSANDS, EXCEPT RATIOS)
Operating Revenues........................  $  633,203  $  664,303  $  686,076  $  709,206  $  762,503     $    589,557
Net Income................................      93,058     102,766     103,823     106,273     122,588          108,456
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends(1)............................        3.86        4.17        3.90        3.75        4.46             5.73

                                                                                 AS OF SEPTEMBER 30, 1997
                                                                          ---------------------------------------
                                                                                        AS ADJUSTED   AS ADJUSTED
                                                                                          ($) (2)       (%) (2)
                                                                                        ------------  -----------
Capitalization:
  Long-Term Debt(3).....................................................  $    627,828  $    627,828       42.03%
  Cumulative Preferred Stock............................................        51,898        59,135        3.96%
  Common Shareholder's Equity...........................................       806,768       806,768       54.01%
                                                                          ------------  ------------  -----------
        Total Capitalization............................................  $  1,486,494  $  1,493,731      100.00%
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

------------------------

(1) For purposes of this ratio, earnings represent pre-tax income plus fixed charges. Fixed charges represent interest charges and the estimated interest portion of annual rentals.

(2) Reflects the issuance of the New Preferred Stock, the results of the tender offer for certain outstanding series of Cumulative Preferred Stock of the Company by IPALCO and the redemption of the Company's outstanding 6% and 8.20% Series Cumulative Preferred Stock.

(3) Long-term debt is reduced by current maturities and sinking fund requirements.

                    CERTAIN TERMS OF THE NEW PREFERRED STOCK

    The following information concerning the New Preferred Stock should be read in conjunction with the statements under "Description of the New Preferred Stock" in the accompanying Prospectus. Capitalized terms not defined in this Prospectus Supplement are used as defined in the accompanying Prospectus.

DIVIDENDS ON THE NEW PREFERRED STOCK

    Dividends on the New Preferred Stock will be payable at the rate of 5.65% per share per annum, subject to adjustment as described below. The first dividend on the shares of New Preferred Stock will be payable on April 1, 1998 to shareholders of record on the applicable record date.

    The Clinton Administration has in the past made proposals, and legislation has in the past been introduced in the United States Congress, to reduce the dividends-received deduction applicable to the New Preferred Stock from 70% to 50%. Although such proposed reductions in the dividends-received deduction have not been enacted into law, there can be no assurance that similar proposals will not be made (or legislation introduced) in the future, or that legislation will not be enacted that would reduce the dividends-received deduction available to holders of the New Preferred Stock.

    If, prior to 18 months after the date of the original issuance of the New Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), certain adjustments may be made in respect of the dividends payable by the Company, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described below.

    The amount of each dividend payable (if declared) per share of New Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                      1 - .35(1 - .70)
                                    -------------------
                                      1 - .35(1 - DRP)

    For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the New Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Prospectus Supplement and the accompanying Prospectus mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

    Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared but before the dividend has been paid, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payment date, will be payable (if declared) to the holders of New Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the New Preferred Stock is called for redemption prior to such record date, to holders of New Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

    If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the New Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of New Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of New Preferred Stock on the record date following the date of enactment) or, if the New Preferred Stock is called for redemption prior to such record date, to holders of New Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date. The Company will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the New Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

    Notwithstanding the foregoing, no adjustment in the dividends payable by the Company shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Company, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the New Preferred Stock that reduces the Dividends-Received Percentage.

    In the event that the amount of dividends payable per share of the New Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Company will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of New Preferred Stock.

OPTIONAL REDEMPTION

    The New Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. On or after January 1, 2008, the Company, at its option, may redeem the New Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at the redemption price of $100.00 per share plus an amount equal to dividends (whether or not declared) accrued but not previously paid to but excluding the date of such redemption. If less than all of the outstanding shares of the New Preferred Stock are to be redeemed, the shares to be redeemed will be selected from the outstanding shares not previously called for redemption by lot or in such other manner as the Company may determine. The right of the Company to redeem the New Preferred Stock will be subject to certain restrictions. See "Description of the New Preferred Stock--Restrictions on Dividends and Distributions" in the accompanying Prospectus.

    The Company will give notice of any such redemption by mail to holders of the New Preferred Stock not less than 30 days nor more than 90 days prior to the date designated therein as the date fixed for such redemption. Such notice shall state that such shares of the New Preferred Stock will be redeemed at the redemption price aforesaid and on the date specified in such notice, upon surrender for cancellation, at the place designated and in the manner set forth in such notice, of the shares of the New Preferred Stock to be redeemed.

    From and after the date of redemption specified in such notice, all dividends on the shares of the New Preferred Stock so called for redemption shall cease to accrue unless the Company shall default in providing money to pay the redemption price. If the Company shall so elect, all dividends on the shares of the New Preferred Stock shall cease to accrue from and after the date, prior to the date of redemption specified, on which the Company shall deposit the redemption price with a bank or trust company doing business in the Borough of Manhattan, City and State of New York, or doing business in the City of Chicago, State of Illinois, and having capital, surplus and undivided profits aggregating at least $2,000,000, provided that the notice of redemption shall have stated the intention of the Company to deposit such amount on a date specified in such notice. All rights of the holders of the shares so called for redemption as shareholders of the Company, except only the right to receive the redemption price then due, shall cease and terminate.

                                  UNDERWRITING

    The names of the underwriters (the "Underwriters") of the New Preferred Stock offered hereby and the aggregate number of shares each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:

                                                                                       NUMBER
UNDERWRITERS                                                                          OF SHARES
-----------------------------------------------------------------------------------  -----------
SBC Warburg Dillon Read Inc........................................................     250,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.............................................................     250,000
                                                                                     -----------
      Total........................................................................     500,000
                                                                                     -----------
                                                                                     -----------

    The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the New Preferred Stock is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the shares of New Preferred Stock if any are taken.

    The Underwriters propose to offer part of the New Preferred Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $0.50 per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.25 per share to certain other dealers. After the initial offering of the New Preferred Stock the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The Company does not intend to apply for listing of the New Preferred Stock on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the New Preferred Stock as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the New Preferred Stock and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the New Preferred Stock.

    In connection with the offering of the New Preferred Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the New Preferred Stock. Specifically, the Underwriters may overallot in connection with the offering of the New Preferred Stock, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of New Preferred Stock in the open market to cover syndicate shorts or to stabilize the price of the New Preferred Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the New Preferred Stock if the syndicate repurchases previously distributed New Preferred Stock in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the New Preferred Stock above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

    It is expected that delivery of the New Preferred Stock will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is expected to be the fourth business day following the date of pricing of the New Preferred Stock (such settlement cycle being referred to as "T+4"). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade New Preferred Stock on the date of pricing will be required, by virtue of the fact that the New Preferred Stock initially will settle in T+4 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of New Preferred Stock who wish to trade New Preferred Stock on the date of pricing should consult their own advisor.

PROSPECTUS

                                 500,000 SHARES

                       INDIANAPOLIS POWER & LIGHT COMPANY

                   CUMULATIVE PREFERRED STOCK, $100 PAR VALUE

                               ------------------

    Indianapolis Power & Light Company (the "Company") intends from time to time to issue up to 500,000 shares of its Cumulative Preferred Stock, $100 par value (the "New Preferred Stock") in one or more series, on terms to be determined when the agreement to sell is made or at the time or times of sale, as the case may be. There is no sinking fund for the purchase or redemption of shares and no right of conversion of shares into common or other junior stock of the Company. The designation, number of shares, dividend rate, payment dates, redemption prices, any listing on a national securities exchange, and any other terms of the New Preferred Stock, in respect of which this Prospectus is being delivered, will be set forth in a supplement to this Prospectus ("Prospectus Supplement"). See also "Description of the New Preferred Stock" herein.

    The New Preferred Stock may be sold directly by the Company or through agents designated from time to time or through underwriters or dealers which may include SBC Warburg Dillon Read Inc., Merrill Lynch & Co., Inc. or which may be a group of underwriters represented by SBC Warburg Dillon Read Inc., Merrill Lynch & Co., Inc. or other firms. If any agents of the Company or any underwriters are involved in any sale of the New Preferred Stock in respect of which this Prospectus is being delivered, the names of such agents or underwriters, the principal amount, if any, to be purchased by the underwriters and the compensation, if any, of such underwriters or agents will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

    Unless otherwise specified in a Prospectus Supplement, each series of New Preferred Stock will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the New Preferred Stock will be shown on, and transfer thereof will be effected only through, records maintained by participants in DTC. Except as described herein or in a Prospectus Supplement, New Preferred Stock in certificated form will not be issued in exchange for the global certificates. See "Description of the New Preferred Stock--Book-Entry Only" herein.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is December 24, 1997

                             AVAILABLE INFORMATION

    Indianapolis Power & Light Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048; and copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The address of the Commission's web site is http:// www.sec.gov.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE SECURITIES OFFERED HEREBY TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus:

1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the financial statements;

2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

3.  The Company's Current Report on Form 8-K dated November 12, 1997.

    All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Preferred Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless specifically incorporated by reference into such documents. Requests for such copies should be directed to Mr. Bryan G. Tabler, Senior Vice President, Secretary and General Counsel, Indianapolis Power & Light Company, P.O. Box 1595, Indianapolis, Indiana 46206-1595, telephone (317) 261-5134.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus and any Prospectus Supplement (including the documents incorporated herein or therein by reference) contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements.

                                  THE COMPANY

    Indianapolis Power & Light Company (the "Company"), a wholly owned subsidiary of IPALCO Enterprises, Inc. ("IPALCO"), is an operating public utility incorporated under the laws of the State of Indiana on October 27, 1926. The Company is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas, all within the State of Indiana, the most distant point being about forty miles from Indianapolis. It also produces, distributes and sells steam within a limited area in such city. The principal executive offices of the Company and its parent corporation are located at One Monument Circle, Indianapolis, Indiana 46204, and its telephone number is (317) 261-8261.

                              RECENT TRANSACTIONS

    On December 15, 1997, the Company redeemed all shares of its 6.0% and 8.20% Series Cumulative Preferred Stock at a price per share of $102 and $101, respectively, together with dividends accrued through the date of redemption.

                                USE OF PROCEEDS

    The Company expects to apply the net proceeds from the sale of the New Preferred Stock offered to reimburse its treasury for the costs associated with IPALCO's tender offer for the Company's preferred stock and the redemption of the Company's outstanding 6.0% and 8.20% Series Cumulative Preferred Stock, to repay unsecured promissory notes and for general corporate purposes. Specific application of the proceeds will be set forth in a Prospectus Supplement.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of the Company for the periods indicated:

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                            NINE MONTHS
                                                                               ENDED
                                                                             SEPTEMBER
                                                                             30, 1997        1996       1995       1994
                                                                          ---------------  ---------  ---------  ---------
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends(a)..........................................................          5.73          4.46       3.75       3.90



                                                                            1993       1992
                                                                          ---------  ---------
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends(a)..........................................................       4.17       3.86

------------------------

(a) For purposes of this ratio, earnings represent pre-tax income plus fixed charges. Fixed charges represent interest charges and the estimated interest portion of annual rentals.

                     DESCRIPTION OF THE NEW PREFERRED STOCK

    The following is a brief summary of certain provisions of the Cumulative Preferred Stock (including the series of Cumulative Preferred Stock for which this Prospectus is being delivered (the "New Preferred Stock")) contained in the Company's Amended Articles of Incorporation (the "Amended Articles"), in the proposed amendments to the Amended Articles establishing and designating the New Preferred Stock and in the Mortgage (as defined below). Such summaries do not purport to be complete and are qualified in their entirety by reference to the above documents, which are filed as exhibits to the Registration Statement. References following the paragraphs below are to Sections of Articles 5, 6 and 7 of the Company's Amended Articles.

GENERAL

    The Company's authorized preferred stock consists of 2,000,000 shares of Cumulative Preferred Stock, par value $100 per share (the "Cumulative Preferred Stock"), and 3,000,000 shares of Variable Class Preferred Stock, with a par value to be established by the Board of Directors in accordance with the Amended Articles (the "Variable Class Preferred Stock") (Article 5). On December 16, 1997, 91,353 shares of Cumulative Preferred Stock were outstanding and no shares of Variable Class Preferred Stock were outstanding.

    The Cumulative Preferred Stock ranks senior to the Company's common stock, no par value ("Common Stock"), all shares of which are owned directly by the Company's parent, IPALCO, with respect to dividends and assets. The Cumulative Preferred Stock is issuable from time to time in one or more series of equal rank, including the New Preferred Stock, with such serial designations, dividend rates, redemption prices, voluntary liquidation preference prices, sinking fund provisions, conversion rights, and maximum number of shares as the Board of Directors may determine (Article 6, Subdivision A, Sections 2, 3 and 4).

DIVIDEND RIGHTS

    The holders of each series of Cumulative Preferred Stock are entitled to receive cumulative cash dividends, when and as declared by the Board of Directors, at the rates determined for the respective series, before any dividends may be declared or paid on the Common Stock. Dividends on the New Preferred Stock will be payable at the annual rate per share set forth in the accompanying Prospectus Supplement on the first day of January, April, July and October in each year, commencing on the date set forth in the Prospectus Supplement, and such dividends will be cumulative from the date of initial issuance of the New Preferred Stock. (Article 6, Subdivision A, Section 4(a)).

RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS

    So long as any of the several series of bonds of the Company issued under the Mortgage and Deed of Trust, as supplemented and modified, executed by the Company to American National Bank and Trust Company of Chicago, as Trustee, dated May 1, 1940 (the "Mortgage"), remain outstanding, the Company is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock or the purchase or redemption of such shares, to the aggregate of its net income, as defined in Section 47 of the Mortgage, available for dividends after December 31, 1939. Such restrictions do not apply to the declaration or payment of dividends upon any shares of capital stock of any class to an amount in the aggregate not in excess of $1,107,155, or to the application to the purchase or redemption of any shares of capital stock of any class of amounts not to exceed in the aggregate the net proceeds received by the Company from the sale of any shares of its capital stock of any class subsequent to December 31, 1939. The amount which these provisions would have permitted the Company to declare and pay as dividends at December 31, 1996 exceeded retained earnings at that date.

VOTING RIGHTS

    The Company currently has two classes of capital stock outstanding, Cumulative Preferred Stock and Common Stock. The holders of the Cumulative Preferred Stock are entitled to two votes and the holders of the Common Stock are entitled to one vote for each share held by them for the election of directors and on all other matters, except as otherwise provided by the Amended Articles, as in effect, or hereafter amended, and except that certain corporate actions enumerated in the Amended Articles may not be taken without the affirmative vote of the holders of certain specified percentages of the Cumulative Preferred Stock voting separately as a class. (Article 6, Subdivision A, Section 4(d), (e), (f) and Article 7, Sections 1 and 2)

    If and when dividends payable on the outstanding Cumulative Preferred Stock shall be in default in an amount equivalent to four full quarter-yearly dividends, the holders of all shares thereof, voting separately as a class, will be entitled to elect at annual meetings of stockholders for the election of directors, until such default shall have been remedied, the smallest number of directors necessary to constitute a majority of the full board, and the holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining directors. (Article 7, Section 2)

LIQUIDATION RIGHTS

    Upon any voluntary liquidation, dissolution or winding-up of the Company the Cumulative Preferred Stock of each series shall be entitled before any distribution shall be made to the holders of the Common Stock, to be paid only the full preferential amount fixed by the Board of Directors for such series, and, in the event of involuntary liquidation, dissolution or winding-up of the Company, the Cumulative Preferred Stock of each series shall be entitled to be paid only the sum of $100 per share, in each case, plus dividends accrued and unpaid thereon. If upon any such liquidation, dissolution or winding-up of the Company, the assets distributable among the holders of the Cumulative Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts aforesaid, then the entire assets of the Company shall be distributed among the holders of the Cumulative Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled (Article 6, Subdivision A, Section 4(b)). The voluntary liquidation preference of the New Preferred Stock shall be the redemption price per share in effect at the time of such liquidation as fixed by the Board of Directors.

SINKING FUND, PREEMPTIVE AND CONVERSION RIGHTS

    No outstanding series of the Cumulative Preferred Stock, including the New Preferred Stock, has sinking fund provisions, preemptive rights or conversion rights.

REDEMPTION PROVISIONS

    The Company, by action of its Board of Directors, may redeem the whole or any part of the Cumulative Preferred Stock at any time or from time to time (if in part, by lot or in such other manner as the Board of Directors may determine), at a price for each series thereof equal to the par value thereof, plus a premium of such additional amount per share, if any, as shall have been fixed to be payable in case of redemption in respect of such series, together with the amount of all dividends accrued or in arrears thereon to the date fixed for redemption upon not less than 30 days nor more than 90 days notice by mail (Article 6, Subdivision A, Section 4(c)). The right of the Company to redeem the Cumulative Preferred Stock will be subject to the restrictions set forth under the caption "Restrictions on Dividends and Distributions" above. The New Preferred Stock will be subject to redemption at the prices set forth in a Prospectus Supplement, and may not be redeemed prior to the date specified in a Prospectus Supplement.

LIABILITY TO ASSESSMENT

    The shares of the Cumulative Preferred Stock now issued and outstanding are, and the New Preferred Stock when issued will be, fully paid and non-assessable and will not be liable to further calls or assessments.

TRANSFER AGENT AND REGISTRAR

    Transfer Agent and Registrar for the New Preferred Stock will be the Company through its Shareholders Services Division and Treasury Organization, respectively.

BOOK-ENTRY ONLY

    Unless otherwise set forth in a Prospectus Supplement with respect to the New Preferred Stock, the Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the New Preferred Stock. The New Preferred Stock will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered New Preferred Stock certificate will be issued for the New Preferred Stock of each series, in the aggregate principal amount of such issue, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of the New Preferred Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Preferred Stock on DTC's records. The ownership interest of each actual purchaser of the New Preferred Stock ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of Ownership interests in the New Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Preferred Stock, except in the event that use of the book-entry system for the New Preferred Stock is discontinued.

    To facilitate subsequent transfers, all New Preferred Stock deposited by Participants with DTC is registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New Preferred Stock with DTC and its registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Preferred Stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Preferred Stock is credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the New Preferred Stock is being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the New Preferred Stock to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the New Preferred Stock. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer of securities deposited with DTC as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Dividend payments on the New Preferred Stock will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants shall be the responsibility of DTC and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the New Preferred Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, the New Preferred Stock certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the New Preferred Stock certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                              PLAN OF DISTRIBUTION

    The Company may sell the New Preferred Stock in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. However, it is expected that the New Preferred Stock will be sold to SBC Warburg Dillon Read Inc. and Merrill Lynch & Co., Inc., or to an underwriting syndicate represented by such firms, for public offering. The Prospectus Supplement with respect to the New Preferred Stock will set forth the terms of the offering, including the name or names of any underwriters, the initial public offering price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the New Preferred Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Preferred Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of New Preferred Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Preferred Stock will be subject to certain conditions precedent, the underwriters will be obligated to purchase all shares of the New Preferred Stock if any are purchased and the Company will have agreed to indemnify the underwriters against certain civil liabilities including liabilities under the Act.

    If shares of the New Preferred Stock are sold directly by the Company or through agents designated by the Company from time to time, any agent involved in the offer or sale of the New Preferred Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the offering of the New Preferred Stock, certain persons participating in the offering of the New Preferred Stock may engage in transactions that stabilize, maintain or otherwise affect the price of the New Preferred Stock. Specifically, the underwriters may bid for and purchase New Preferred Stock in the open market to stabilize the New Preferred Stock. The underwriters may also overallot the offering of the New Preferred Stock, creating a syndicate short position. In addition, the underwriters may bid for and purchase the New Preferred Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the New Preferred Stock above market levels that might otherwise prevail. The underwriters are not required to engage in these activities, and may end these activities at any time.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The statements as to matters of law and legal conclusions under the caption "Description of the New Preferred Stock" have been reviewed by Bryan G. Tabler, Senior Vice President, Secretary and General Counsel of the Company, and are made on his authority. As of December 1, 1997, Mr. Tabler owned 15,699 shares of IPALCO's common stock and has an option to purchase 45,000 additional shares which is currently exercisable. Mr. Tabler is acquiring additional shares of IPALCO's common stock at regular intervals through the Company's Employees' Thrift Plan and through IPALCO's dividend reinvestment plan.

                                 LEGAL OPINIONS

    The legality of the New Preferred Stock will be passed upon for the Company by Bryan G. Tabler, Senior Vice President, Secretary and General Counsel of the Company, and for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, NY 10005-1702.

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    No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, including any Prospectus Supplement, in connection with the offer contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus, including any Prospectus Supplement, does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, or to or from any person to whom, it is unlawful to make or solicit such offer. Neither the delivery of this Prospectus, including any Prospectus Supplement, nor any sale made hereunder shall under any circumstances create any implication that there has not been any change in the facts contained in or incorporated by reference in this Prospectus, including any Prospectus Supplement, or in the affairs of the Company since the date hereof.

                            ------------------------

                               TABLE OF CONTENTS

                                                          Page
                                                        ---------
                Prospectus Supplement

Prospectus Summary....................................        S-3
Selected Historical Financial Information.............        S-4
Certain Terms of the New Preferred Stock..............        S-5
Underwriting..........................................        S-8


                           Prospectus

Available Information.................................          2
Incorporation of Certain Documents by Reference.......          2
Note Regarding Forward-Looking Statements.............          3
The Company...........................................          3
Recent Transactions...................................          3
Use of Proceeds.......................................          3
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends...........................          3
Description of the New Preferred Stock................          4
Plan of Distribution..................................          7
Experts...............................................          8
Legal Opinions........................................          8

                                  Indianapolis
                                 Power & Light
                                    Company

                                 500,000 Shares

                    Cumulative Preferred Stock, 5.65% Series

                                 $100 Par Value

                                 -------------

                             PROSPECTUS SUPPLEMENT

                                January 7, 1998

                                 --------------

                          SBC Warburg Dillon Read Inc.
                              Merrill Lynch & Co.

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